Exhibit 99.1

Contact: Lisa Rhodes Ryans (954) 769-4120 publicrelations@autonation.com Investor Contact: Derek Fiebig (954) 769-2227 fiebigd@autonation.com

AutoNation Names Claire Bennett to Board of Directors
FORT LAUDERDALE, Fla., (July 11, 2024) — AutoNation, Inc. (NYSE: AN), a provider of personalized transportation services and America’s most admired automotive retailer, today announced that its Board of Directors appointed Claire Bennett to the AutoNation Board, effective July 8, 2024. Ms. Bennett will serve as an independent director.
“We are pleased to have Claire join the AutoNation Board,” said Rick Burdick, AutoNation’s Board Chairman. “We look forward to the experience and insight she will bring to the Board.”
Ms. Bennett is a tenured global leader with an extensive customer experience, general management and consumer services background. She has worked as a senior executive to help drive significant transformation in large, complex organizations through periods of dynamic industry, customer, and technological change. Her experience spans multiple industries, including consumer packaged goods, technology, financial services, and hospitality.
Ms. Bennett recently served as the Global Chief Customer Officer for Intercontinental Hotels Group (“IHG”) where she was a member of the Executive Committee from 2017 through 2023. During her tenure there she was responsible for driving B2C/B2B customer experience and growth across a portfolio of multinational brands. Prior to joining IHG, Ms. Bennett was the General Manager of Global Consumer Travel and Lifestyle at American Express, where she held various senior executive roles from 2006 through 2017.
Ms. Bennett also currently serves on the board of Samsonite International S.A.
About AutoNation, Inc.
AutoNation is one of the largest automotive retailers in the United States, offering innovative products, exceptional services, and comprehensive solutions, empowering our customers to make the best decisions for their needs. With a network of dealerships nationwide strengthened by a recognized brand, we offer a wide variety of new and used vehicles, customer financing, parts, and provide expert maintenance and repair services. Through DRV PNK, we have raised over $40 million for cancer-related causes, demonstrating our commitment to making a positive difference in the lives of our Associates, Customers, and the communities we serve.
Please visit www.autonation.com, investors.autonation.com, and www.twitter.com/AutoNation, where AutoNation discloses additional information about the Company, its business, and its results of operations. Please also visit www.autonationdrive.com, AutoNation's automotive blog, for information regarding the AutoNation community, the automotive industry, and current automotive news and trends.